Exhibit 99.1

American States Water Company Announces
First Quarter 2023 Results
•American States Water Company received proposed decision adopting a settlement agreement in its entirety in the water utility general rate case
◦Settlement agreement authorizes nearly $405 million in capital investment

•$0.55 per share increase in recorded first quarter consolidated diluted EPS compared to first quarter of 2022, or a $0.13 per share increase as adjusted
◦First quarter results reflect the impact of retroactive rates of $0.36 per share related to the full year of 2022 because of receiving the proposed decision in the water utility general rate case.

◦First quarter results also reflect a favorable variance of $0.06 per share from gains on investments held to fund a retirement plan compared to losses during same period in 2022.

San Dimas, California, May 10, 2023…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.93 for the quarter ended March 31, 2023, as compared to basic and fully diluted earnings per share of $0.38 for the quarter ended March 31, 2022, an increase of $0.55 per share. The increase includes the impact of retroactive rates of $0.36 per share related to the full 2022 year and the estimated second-year rate increases for the three months ended March 31, 2023 as a result of receiving a proposed decision in the water utility general rate case that sets new rates for the years 2022 – 2024, as discussed immediately below.
On April 13, 2023, AWR’s regulated water utility segment, Golden State Water Company (“GSWC”), received a proposed decision from the assigned administrative law judge at the California Public Utilities Commission (“CPUC”) on GSWC's water general rate case with rates retroactive to January 1, 2022. Among other things, the proposed decision approves and adopts in its entirety the settlement agreement between GSWC and the Public Advocates Office at the CPUC (“Public Advocates”) that had been filed with the CPUC in November 2021, and resolves all issues related to the 2022 annual revenue requirement in the general rate case application and allows for additional increases in adopted revenues for 2023. The proposed decision also addressed the three remaining unresolved issues and approves GSWC’s requests for a medical insurance cost balancing account and a general liability insurance cost balancing account, but denied GSWC’s requested consolidation of two of its customer service areas. A final decision by the CPUC is expected during the second quarter of 2023.
The settlement agreement approved in the proposed decision (i) authorizes GSWC to invest approximately $404.8 million in capital infrastructure over the three-year cycle (excluding advice letter projects); (ii) increases the 2022 adopted revenues (excluding the advice letter project revenues) by approximately $30.3 million, or $0.59 per share, as compared to the 2021 adopted revenues, and increases the 2022 adopted supply costs by $9.6 million, or $0.19 per share, as compared to the 2021 adopted supply costs, which combined is an increase of $0.40 per share; (iii) adopts new operating expense levels for 2022 including a higher depreciation expense resulting from overall higher composite depreciation rates based on a new depreciation study adopted in the proposed decision; and (iv) allows for additional increases in adopted revenues for 2023 and 2024 subject to an earnings test and changes to the forecasted inflationary index values. Actual increases for 2023 and 2024 will be determined when the filings to implement the new rate increases for those years are approved by the CPUC, and will be calculated based on an earnings test and using the inflationary index values at that time.
As a result of receiving a proposed decision that approves the settlement agreement in its entirety, the impact of retroactive rates for the full year of 2022 and the estimated second-year rate increases for the three months ended March 31, 2023 have been reflected in the 2023 first quarter results as it became probable that the approved retroactive rates for the full year of 2022 and the first three months of 2023 would be permitted to be billed to customers in the future. The increases in adopted revenues for 2023 have been estimated at this time using inflationary index values as of March 31, 2023. Actual increases for 2023 will be determined when the filings to implement the new rate increases are approved by the CPUC, and will be calculated using the inflationary index values at that time. GSWC will file for the 2023 increases once the CPUC approves the final decision.
First Quarter 2023 Results

The impact of retroactive rates for the year 2022 of $0.36 per share that resulted from the proposed decision is shown on a separate line in the table below, of which $0.08 relates to the first quarter of 2022. Excluding the impact of retroactive rates, adjusted consolidated diluted earnings for the three months ended March 31, 2023 were $0.57 per share.
Furthermore, included in the results for the first quarter ended March 31, 2023 were gains of $1.6 million, or $0.03 per share, on investments held to fund one of the company's retirement plans, as compared to losses of $1.7 million, or $0.03 per share, for the same period in 2022, both due to financial market conditions. Excluding the gains and losses on investments from both periods, and the impact of retroactive rates of $0.36 per share for 2022, adjusted consolidated diluted earnings for the first quarter of 2023 were $0.54 per share as compared to adjusted diluted earnings of $0.41 per share for the same period in 2022, an adjusted increase of $0.13 per share largely due to the 2023 estimated second-year rate increases recorded as a result of receiving the proposed decision.
The table below sets forth a comparison of the first quarter 2023 diluted earnings per share contribution recorded by business segment and for the parent company with amounts recorded during the same period in 2022.

	Diluted Earnings per Share
	Three Months Ended
	3/31/2023	3/31/2022	CHANGE
Water, adjusted (2023 excludes the impact of retroactive rates related to 2022 from the CPUC proposed decision in the general rate case)	$0.38	$0.23	$0.15
Electric	0.06	0.07	(0.01)
Contracted services	0.15	0.08	0.07
AWR (parent)	(0.02)	—	(0.02)
Consolidated fully diluted earnings per share, as adjusted	0.57	0.38	0.19
Impact of retroactive rates related to the full year of 2022 from the proposed decision in the water general rate case (approximately $0.08 per share relates to first quarter of 2022)	0.36	—	0.36
Consolidated diluted earnings per share, as recorded	$0.93	$0.38	$0.55
Water Segment:
For the three months ended March 31, 2023, recorded diluted earnings from the water utility segment were $0.74 per share, as compared to $0.23 per share for the same period in 2022, an increase of $0.51 per share. As discussed previously, the increase includes the impact of retroactive rates for the year 2022 of $0.36 per share recorded in the first quarter of 2023 resulting from the proposed decision, as shown separately in the table above, and included: (i) the increase in 2022’s adopted revenues and supply costs that is consistent with the settlement agreement, or $0.40 per share; (ii) a reduction to revenues of $1.1 million, or $0.02 per share, to reflect the incremental impact of revenues subject to refund from the new 2022 rates as a result of the lower cost of debt in the pending cost of capital proceeding; and (iii) higher overall depreciation expense for 2022 of approximately $790,000, or $0.02 per share, resulting from higher composite depreciation rates adopted in the proposed decision and which are reflected in the 2022 adopted revenue requirement. Furthermore, and also discussed above, GSWC recorded gains of $1.6 million, or $0.03 per share, during the first quarter of 2023 on investments held to fund one of the company’s retirement plans, as compared to losses of $1.7 million, or approximately $0.03 per share, recorded for the same period in 2022.
Excluding the gains and losses on investments from both periods, and excluding the impact of retroactive rates related to the full year of 2022, adjusted diluted earnings for the first quarter of 2023 at the water segment were $0.35 per share as compared to adjusted diluted earnings of $0.26 per share for the same period in 2022, an adjusted increase at the water segment of $0.09 per share due primarily to the following items:

•An increase in water operating revenues of approximately $9.0 million largely as a result of the estimated second-year rate increases for 2023 that will be effective as of January 1, 2023 and have been reflected in the 2023 first quarter results. Approved 2023 rates will be subject to an earnings test and changes to inflationary index values. Because water revenues recorded during the three months ended March 31, 2022 were based on 2021 adopted rates, the increase in water revenues during the first quarter of 2023 represents the difference from the 2021 adopted rates and the 2023 estimated second-year rate increases for the three months period ended March 31, 2023.
•An increase in water supply costs of $1.6 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. Adopted supply costs for the first quarter of 2023 were based on 2023 authorized amounts, pending a final decision by the CPUC in the water general rate case application. Actual water supply costs are tracked and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.
•An overall increase in operating expenses of $1.3 million (excluding supply costs) mainly due to increases in (i) overall labor costs, (ii) other operation expenses resulting primarily from higher water treatment and transportation costs, (iii) administrative and general expenses largely from higher employee-related expenses and outside-service costs, and (iv) depreciation and amortization expenses resulting from additions to utility plant and the higher composite depreciation rates based on a revised depreciation study approved in the proposed decision on the water general rate case.
•An increase in interest expense (net of interest income) of $1.1 million resulting primarily from an increase in interest rates, as well as an overall increase in total borrowing levels to support, among other things, the capital expenditures program at GSWC, partially offset by higher interest income earned on regulatory assets bearing interest at the current 90-day commercial-paper rate, which increased compared to 2022’s rates, as well as an increase in the level of regulatory assets recorded resulting, in large part, from the proposed decision on the water general rate case.
•An overall increase in other expenses (net of other income) of $1.1 million due primarily to an increase in the non-service cost components related to GSWC’s benefit plans resulting from changes in actuarial assumptions including expected returns on plan assets. However, as a result of GSWC’s two-way pension balancing accounts authorized by the CPUC, changes in total net periodic benefit costs related to the pension plan have no material impact to earnings.
•Changes in certain flowed-through taxes and permanent items included in GSWC’s income tax expense for the three months ended March 31, 2023 as compared to the same period in 2022 that favorably impacted water earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.
Electric Segment:
Diluted earnings from the electric utility segment decreased by $0.01 per share for the three months ended March 31, 2023 as compared to the same period in 2022, largely resulting from not having new rates in 2023 while awaiting the processing of the pending electric general rate case that will set new rates for 2023 – 2026, while also experiencing continued increases in overall operating expenses and interest costs. When a decision is issued in the electric general rate case, new rates are expected to be retroactive to January 1, 2023 and cumulative adjustments will be recorded at that time.
Contracted Services Segment:
Diluted earnings from the contracted services segment increased by $0.07 per share for the three months ended March 31, 2023 as compared to the same period in 2022, largely due to an increase in construction activity due to timing differences of when construction work was performed in 2023 as compared to the same period in 2022, and an increase in management fee revenue resulting from the resolution of various economic price adjustments, partially offset by higher overall operating expenses and interest costs as compared to the same period of 2022. The contracted services segment is expected to contribute $0.45 to $0.49 per share for the full 2023 year.
AWR (Parent):
For the three months ended March 31, 2023, diluted earnings from AWR (parent) decreased $0.02 per share compared to the same period in 2022 due primarily to an increase in interest expense resulting from higher short-term interest rates on borrowings made under AWR’s revolving credit facility, and changes in state unitary taxes.

Regulatory Matters
GSWC filed a cost of capital application with the CPUC in May 2021 currently pending final approval, which requested a capital structure of 57% equity and 43% debt, a return on equity of 10.5%, an embedded cost of debt of 5.1%, and a return on rate base of 8.18%. Hearings on this proceeding occurred in May 2022 and briefs were filed in June 2022. On May 9, 2023, GSWC received a proposed decision from the assigned administrative law judge at the CPUC on the cost of capital proceeding. Among other things, the proposed decision (i) adopts GSWC’s requested capital structure and cost of debt filed in the application; (ii) adopts a return on equity of 8.85% for GSWC as compared to 8.9% previously authorized; (iii) allows for the continuation of the Water Cost of Capital Mechanism (“WCCM”); and (iv) adopts the new cost of capital for the three-year period commencing January 1, 2022, through December 31, 2024. Comments on the proposed decision are due on May 30. In March 2023, the CPUC issued a decision that approved an extension of the statutory deadline for a final decision in the cost of capital proceeding to August 10, 2023.

The 5.1% cost of debt adopted in the proposed decision is lower than the previously authorized amount of 6.6% that is presently being billed to water customers until a final decision is issued, and which is expected to lower 2023 and 2022 adopted water revenues. Based on management's analysis of this regulatory proceeding and the associated accounting in 2022 and through March 31, 2023, GSWC has recorded the estimated revenues subject to refund from the pending cost of capital proceeding covering the period January 1, 2022 through March 31, 2023. However, management cannot predict the ultimate outcome and any changes that may be made to the final decision in the cost of capital application, and the associated impact on 2023 and 2022 revenues. Changes in estimates will be made, if necessary, as more information in this proceeding becomes available.

Furthermore, the proposed decision continues the WCCM for the years 2023 and 2024, which adjusts the return on equity and rate of return on rate base between the three-year cost of capital proceedings only if there is a positive or negative change of more than 100 basis points in the average of the Moody’s Aa utility bond rate as measured over the period October 1 through September 30. If there is a positive or negative change of more than 100 basis points, the return on equity is adjusted by one-half of the difference. For the period from October 1, 2021 through September 30, 2022, the Moody’s rate increased by 103 basis points from the benchmark, which triggers the WCCM adjustment. GSWC recognized revenues for the first quarter of 2023 and all of 2022 based on the previously authorized return on equity of 8.9% pending a final decision in the cost of capital proceeding.

Dividends
On May 8, 2023, AWR’s Board of Directors approved a second quarter dividend of $0.3975 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on June 1, 2023 to shareholders of record at the close of business on May 19, 2023. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 68 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has achieved a 9.2% compound annual growth rate (“CAGR”) in its calendar year dividend payments for 2012 – 2022. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. Furthermore, the gains and losses generated on the investments held to fund one of the company's retirement plans during the three months ended March 31, 2023 and 2022 have been excluded when communicating the results to help facilitate comparisons of the company’s performance from period to period. Also, the impact of retroactive rates related to the full year 2022 recorded in the three months ended March 31, 2023 resulting from the proposed decision on the water general rate case has been excluded when communicating AWR’s consolidated and water segment’s results for the three months ended March 31, 2023 and 2022 to help facilitate comparisons of AWR’s performance from period to period. Diluted earnings per share by business segment and adjusted diluted earnings per share constitute “non-GAAP financial measures” under the Securities and Exchange Commission rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. All of these measures are derived from consolidated financial information of the Registrant, but are not presented in our financial statements that are prepared in accordance with GAAP.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Thursday, May 11. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning May 11, 2023 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through May 18, 2023.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 263,400 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on 11 military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	March 31, 2023	December 31, 2022
Assets
Net Property, Plant and Equipment	$1,780,461	$1,753,766
Goodwill	1,116	1,116
Other Property and Investments	38,408	36,907
Current Assets	139,690	151,294
Other Assets	100,697	91,291
Total Assets	$2,060,372	$2,034,374
Capitalization and Liabilities
Capitalization	$1,307,279	$1,156,096
Current Liabilities	307,690	396,522
Other Credits	445,403	481,756
Total Capitalization and Liabilities	$2,060,372	$2,034,374

	Condensed Statements of Income
	Three Months Ended March 31,
(in thousands, except per share amounts)	2023	2022
	(Unaudited)
Operating Revenues
Water	$112,712	$73,906
Electric	12,904	11,892
Contracted services	35,807	22,772
Total operating revenues	161,423	108,570

Operating Expenses
Water purchased	14,304	17,848
Power purchased for pumping	2,354	2,374
Groundwater production assessment	3,833	4,211
Power purchased for resale	4,986	5,166
Supply cost balancing accounts	11,566	(6,343)
Other operation	10,116	8,667
Administrative and general	23,547	22,972
Depreciation and amortization	11,203	10,114
Maintenance	3,150	3,140
Property and other taxes	6,295	5,853
ASUS construction	18,904	10,203
Total operating expenses	110,258	84,205

Operating income	51,165	24,365

Other Income and Expenses
Interest expense	(9,481)	(5,606)
Interest income	1,864	283
Other, net	1,611	(419)
Total other income and expenses, net	(6,006)	(5,742)

Income Before Income Tax Expense	45,159	18,623
Income tax expense	10,752	4,461
Net Income	$34,407	$14,162

Weighted average shares outstanding	36,968	36,944
Basic earnings per Common Share	$0.93	$0.38

Weighted average diluted shares	37,047	37,019
Fully diluted earnings per Common Share	$0.93	$0.38

Dividends paid per Common Share	$0.3975	$0.365

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three months ended March 31, 2023 and 2022.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q1 2023	Q1 2022	Q1 2023	Q1 2022	Q1 2023	Q1 2022	Q1 2023	Q1 2022	Q1 2023	Q1 2022
Operating income (loss)	$40,239	$16,999	$3,631	$3,598	$7,296	$3,770	$(1)	$(2)	$51,165	$24,365
Other (income) and expense	3,866	5,743	560	(30)	257	(171)	1,323	200	6,006	5,742
Income tax expense (benefit)	8,910	2,689	701	952	1,685	944	(544)	(124)	10,752	4,461
Net income (loss)	$27,463	$8,567	$2,370	$2,676	$5,354	$2,997	$(780)	$(78)	$34,407	$14,162
Weighted Average Number of Diluted Shares	37,047	37,019	37,047	37,019	37,047	37,019	37,047	37,019	37,047	37,019
Diluted earnings per share	$0.74	$0.23	$0.06	$0.07	$0.15	$0.08	$(0.02)	$—	$0.93	$0.38